Exhibit 99.1

FTI CONSULTING

Moderator: Eric Boyrivon

08-04-09/7:30 am CT

Confirmation # 4123887

FTI CONSULTING

Moderator: Eric Boyrivon

August 4, 2009

7:30 am CT

Operator: Good day everyone and welcome to the FTI Consulting 2009 Second Quarter conference call. As a reminder this call is being recorded.

Now for opening remarks and introductions, I would like to turn the conference over to Eric Boyrivon of FD. Please go ahead.

Eric Boyrivon: Good morning and welcome to the FTI Consulting conference call to discuss the company’s 2009 second quarter results that were reported this morning. Management will begin with formal remarks after which they will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that involve uncertainties and risks.

Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions and other matters, business trends and other information that is not historical, including statements regarding estimates of our future financial results.

FTI CONSULTING

Moderator: Eric Boyrivon

08-04-09/7:30 am CT

Confirmation # 4123887

Words such as estimates, expects, anticipates, projects, plans, intends, believes, forecasts and other variations of such words or similar expressions are intended to identify forward-looking statements.

All forward-looking statements including without limitation estimates of our future financial results are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them.

However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved or that actual results will not differ from expectations.

The company has experienced fluctuating revenue, operating income and cash flow in some prior periods and expects this will occur from time to time in the future. The company’s actual results may differ from our expectations. Further, preliminary results are subject to normal year-end adjustments.

Other factors that could cause such differences include the current global financial crisis and economic conditions and crisis in and deterioration of the financial and real estate markets, the pace and timing of the consummation and integration of past and future acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described under the heading Risk Factors in the most recent Form 10K and in the company’s other filings with the Securities and Exchange Commission.

Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call. We are under no duty to update any of the forward-looking statements to conform such statements to actual results.

FTI CONSULTING

Moderator: Eric Boyrivon

08-04-09/7:30 am CT

Confirmation # 4123887

We define EBITDA as operating income before depreciation and amortization of intangible assets plus non-operating litigation settlements. We use EBITDA in evaluating financial performance.

Although EBITDA is not a measure of financial condition or performance determined in accordance with GAAP, we believe that can be a useful operating performance measure for evaluating our results of operation as compared from period-to-period and as compared to our competitors.

EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in our industry. We use EBITDA to evaluate and compare the operating performance of our segments and it is one of the primary measures used to determine employee bonuses.

We also use EBITDA to value the businesses we acquire or anticipate acquiring. Reconciliations of EBITDA to net income and segment EBITDA to segment operating profit are included in the accompanying tables to today’s press release. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same.

This non-GAAP measure should be considered in addition to but not as a substitute for or superior to the information contained in our statements of income. Reconciliations of EBITDA to net income and segment EBITDA to segment operating income are included in the tables that accompany today’s press release available at www.fticonsulting.com.

With these formalities out of the way, I’d like to turn the call over to Jack Dunn. Jack, please go ahead.

FTI CONSULTING

Moderator: Eric Boyrivon

08-04-09/7:30 am CT

Confirmation # 4123887

Jack Dunn: Thank you. Good morning and thank you for joining us to discuss our second quarter 2009 earnings announced earlier this morning. I hope you’ve had a chance to review the press release. If you have not, it is available on our Web site at www.fticonsulting.com.

With me this morning on the call are Dennis Shaughnessy, our Chairman; Jorge Celaya, our Chief Financial Officer; David Bannister, our Chief Administrative Officer; and Dom DiNapoli, our Chief Operating Officer.

The second quarter marked another milestone for FTI. It confirmed the momentum we experienced in the first quarter as we rebounded from the unprecedented upheaval of the second half of 2008.

The world continued to struggle to transition from the paralysis and dysfunction that were so pervasive in the depths of the credit crisis to a period in which companies are beginning to look past the crisis and are beginning to plan for a more normalized state of affairs.

It is also a time in which the new administration is putting in place the funding and key appointments necessary to take a more active stance on regulatory affairs. And these new agency leaders have begun to articulate both their priorities for addressing the fallout of the credit crisis and their philosophical approach is to active participation in business and financial affairs.

We think we are close to an inflection point in this transition, a point at which we are seeing the initial indications of how the next phase will look. A little later we’ll talk about how this may play out.

First, however, let me briefly discuss our performance in the quarter. In short, we reported a quarter of records across the board, record revenues, record net income, record earnings per share and record EBITDA.

FTI CONSULTING

Moderator: Eric Boyrivon

08-04-09/7:30 am CT

Confirmation # 4123887

Our revenues in the quarter were $360.5 million, representing an increase of 7% and were sequentially higher than the previous record of $347.9 million that we set in the prior quarter. Excluding the impact of currency, revenues increased 10.3%.

We continued to generate positive year-over-year organic growth through the second quarter. Organic growth excluding a $12 million impact from foreign exchange was 5% and 1.5% including foreign exchange. We have still not lapped the surge in the dollar against foreign currencies that occurred last year but we should be seeing the signs of that shortly. In the second quarter, we had the effect of - this had the effect of reducing our reported growth by about 3.6%.

Second quarter net income was $37.2 million or 69 cents per share, up from $34.8 million a year ago or 65 cents per share. Foreign exchange had a negative impact of approximately two cents in the quarter versus last year. EBITDA for the quarter was $4.6 million, a gain of 9.1% over last year or 12.5% in constant currency.

The EBITDA margin increased approximately 50 basis points to 23.5% compared to 23% last year. This performance was generated during one of the worst economic climates in history and additionally compares against a pretty remarkable quarter last year when our organic growth was 25% and the world had not yet descended into the twin maelstroms the credit crisis and recession.

If those great results last year on a pretty good environment and our record results this year when most businesses are trying to find a bottom after the trauma of the past two year show anything, I think it is that we have invested and continue to invest in the people, businesses and the business model that is built for all seasons.

FTI CONSULTING

Moderator: Eric Boyrivon

08-04-09/7:30 am CT

Confirmation # 4123887

The three linchpins of those businesses and that model are number one, the extraordinary intellectual capital of our professionals who were the first ones to be called in both good times and bad. Second, the breadth of our practices, which on both the macro and micro basis are designed to provide solutions in good times and bad and complement each other; and finally, the diversity of our global platform, which serves to diversify our risk.

Consistent with our performance, we had another quarter of excellent cash generation. We generated $55 million in operating cash flow in the quarter, driven by higher net income and strong receivable collections, enabling us to exit the quarter with $213 million cash, up from a $158 million just a quarter ago.

Cash as we speak is plus or minus $240 million. So the trend continues. And we are in a very good financial position to continue to invest in all the core drivers of our business, talent, skills and our global platform.

The predominant themes that shaped second quarter performance were another outstanding period of restructuring, continued high levels of work on major fraud cases that arose out of the market meltdown and initial signs of regulatory activism and enforcement in business and strategic mergers and acquisitions.

The headwinds we faced on the quarter were another slack period for overall capital markets activity, which impacted strategic communications and the residual impact of the recession on, excuse me, on discretionary corporate spending which continued to dampen generic litigation activity and routine corporate communication spending. We believe we may be beginning to see the signs of these headwinds are turning, which I will speak to in a moment.

Now let’s turn to the segment performance. What can you say about corporate finance restructuring? They recorded another outstanding quarter with superb performance across the entire spectrum of the restructuring practice whether it be in terms of industry, geography or size engagement.

FTI CONSULTING

Moderator: Eric Boyrivon

08-04-09/7:30 am CT

Confirmation # 4123887

We have maintained the view that this recession is unlike any we have experienced in a very long time in the sense that it is global. The breadth of industries that are being hobbled by economic and financial events are stunning. And that while the United States Government apparently appears to be trying, the ultimate backstop to the last seven years, the American consumer is not there to bail it out.

Revenues in the quarter grew 39% to an impressive $134 million compared to $96.1 million a year ago and increased sequentially from a $127.5 million in the first quarter. It grew organically at over 30% with excellent utilization rates driving EBITDA to $47.5 million or 35.4% of revenue from $29.6 million or 30.8% of revenue in the 2008 second quarter.

Case openings were continuing at high levels and the matters seem to be increasing in size. I would note that of the five largest bankruptcies this year, we have been involved in all of them. Our leadership in the structuring field was recognized by the Deal Magazine once again where we were again rated the number one firm far and away.

Large new matters in the included our retention by the creditors of General Motors and Visteon, underscoring our reputation and the presence we have in the automotive sector where we are also working with Delphi and so many others. In addition to the auto sector, another industry where we got a significant contribution was the real estate sector including our assignment for the creditor’s committee and General Growth Properties.

We have often noted how the consumer portion of the economy remains extremely fragile. Unemployment has risen to 9.5% as of June and consumer confidence has recently hit a new low. So any sector that is dependent on consumer spending remains vulnerable. This is generating more for us from companies in the retail, leisure, gaming and casinos areas.

FTI CONSULTING

Moderator: Eric Boyrivon

08-04-09/7:30 am CT

Confirmation # 4123887

Other sectors where we continued to see demand were utility, energy, manufacturing, industrial and construction. We have noted many times that this is a global recession and the practices we have created outside the US have rapidly begun to benefit from the worldwide stresses.

Even after our major currency impact, our London-based European practice doubled its revenue versus the year-ago quarter and our Canadian, Latin American practice, which was only launched at the end of last year, has gotten off to a great start.

The investments we have made to expand our presence into international markets are paying off and generating excellent returns. In that vein, I am sure that you have seen that we have recently expanded our corporate finance practice on to the continent with the launch of our restructuring practice in Germany. We were successful in attracting a prominent team of professionals from other firms and they complement our existing communication professionals already in the German market. Overall, we see a robust market in Europe ahead through 2010 and beyond.

Forensic Litigation and Consulting also had a solid performance in the quarter. FLC’s revenues were $66.5 million compared to $69.3 million ago, and at first blush, a decline, but to put this in perspective, the recent quarter was the second best quarter in its history surpassed only by the comparable quarter last year and about half the decline was due to currency translation.

There are not many companies or businesses comparing favorably to a record quarter last year. And we continued to see the rebound experienced in the first quarter based on the good results from the U.S. and Latin American investigation practices including work on the major Madoff and Stanford cases, as well as in our intellectual property practice. We also saw higher dispute related activity in both our regulated industries and construction practices.

FTI CONSULTING

Moderator: Eric Boyrivon

08-04-09/7:30 am CT

Confirmation # 4123887

Work in our trial services, however, following the trend in generic litigation and in our Asian investigations business, which has traditionally been driven by capital and financial markets activities were slower.

Both EBITDA and EBITDA margins continued to improve at FLC. EBITDA increased 3.3% year-over-year to $16.2 million from $15.7 million in the year-ago quarter. EBITDA margins were strong at 24.8% in the quarter, 200 basis points higher than last year. This reflects the continuation of several larger cases and just as importantly a focus on building our specialty practices such as insurance, intellectual property, construction and investigations.

Important in the headcount statistics is a migration from generalist to specialists. So while the statistics show a slight decline, there was actually a significant movement to beef up our vertical and domain areas of expertise.

Our Technology segment again performed very well in the quarter, producing even higher revenues and profits in the second quarter last year, which was the former spectacular quarter. The segment has done an extremely good job of managing through this period of slow litigation and competitive pricing and has made remarkable progress since the trough late last year.

Technologies revenue increased both year-over-year and sequentially to $59.4 million, up from $56.3 million in the same period last year and $55.9 million in the first quarter. Important drivers were continued high activity levels on large investigations and strategic M&A related second request work.

Revenues from product liability cases were also important contributors and although not on quite the same scale as a year ago. Margin performance of 40.1% was driven by higher unit based processing volumes, excellent steps in process reengineering, better utilization of consultants and efficiencies we have realized from the integration of Attenex.

FTI CONSULTING

Moderator: Eric Boyrivon

08-04-09/7:30 am CT

Confirmation # 4123887

We achieved these strong margins despite the continued significant investment in our R&D investment in technology. As a result, EBITDA increased 12.2% year-over-year to $23.8 million and increased 23.2% over the previous quarter.

I’d like to take some extra time to discuss what we are doing in Economic Consulting. It has such a bearing on how we are positioning ourselves and the segment for the opportunities ahead.

ECON has made significant investments in marquis economists and has expanded its geographical footprint to prepare for what we confidently expect to be an escalation of disputes coming out of the financial crisis and a much more activist role by the Federal Government and indeed governments around the world in the areas of regulation and enforcement.

We are taking advantage of the market turmoil affecting the industry to continue to build on what was already the best team financial competition economists in the world and further separate us from the rest of the pack.

We have recently brought in several high-quality professionals from competitors, a former Chief Economist at the SEC, a former Head of the Anti-Trust Group in the Bureau of Economics and the Federal Trade Commission and the former Head of Arthur Anderson and Bearing Points Global Financial Services Practices who will be working with Chris Osborne and our newly formed European economics practice.

We have also expanded our geographical footprint by opening three new offices in Los Angeles, New York and London, centered around key professionals whom we have attracted from other firms. They have quickly gotten traction in their markets. Utilization is rising. And they have begun to generate meaningful revenue and contribute to the growth of the segment.

FTI CONSULTING

Moderator: Eric Boyrivon

08-04-09/7:30 am CT

Confirmation # 4123887

As a testament to the power of this segment, as of June, of the M&A transactions over $200 million listed in the Deal Magazine seeking second request or Justice Departmental approval, we were involved in all but one of them. That is a striking statistic.

In the quarter, segment revenue increased 6.2% over last year to $57.1 million, the highest revenue level we have ever recorded and up sequentially from $54.8 million in the prior quarter. The key drivers of this growth were increased work and regulated industries and contributions from our newly formed practices.

EBITDA was $10.3 million compared to $14 million a year ago and flat with the first quarter. The EBITDA margin in the second quarter at 18.1% was hindered by lower utilization due to the ramp in headcount and slow commencement of work on the growing pipeline of new assignments plus the impact of course of the new offices, which while showing promising early progress and on target are still ramping to what their normalized levels of profitability will be.

Economic Consulting’s retention of new engagements accelerated in the quarter as we saw a movement in telecom, airline and pharma sectors. We also continued to see cases logged in the financial economics dispute area. But for some reason, they still continue to stay on hold. At some point these will become more active and we expect to generate rising revenue and margins from second quarter levels later this year and into the next.

Our Strategic Communications segment continues to contend with the three headwinds of very slow capital markets activity, particularly in M&A transactions and IPOs, recession-driven constraints on corporate discretionary spending and discretionary activities and a pretty severe foreign exchange comparison.

FTI CONSULTING

Moderator: Eric Boyrivon

08-04-09/7:30 am CT

Confirmation # 4123887

Segment revenue was $44.6 million compared to $62.2 million a year ago. Over a third of that decline however was currency related. This was an improvement from $42.8 million in the first quarter. So there is reason to believe that we are testing the bottom.

Global M&A activity declined again in the second quarter, down about 50% compared to last year to the lowest level since 2003. Despite the lack of opportunities, the segment maintained its foremost position in the overall M&A communications market, heading up the league tables by volume of transactions for the first half of the year. They were number one in Europe and Asia and number three in the U.S. EBITDA was $5.9 million, down from $16.4 million a year ago, reflecting this lower activity.

With the recent strength in the capital markets, however, there are early signs of improvements in case load with the higher level of M&A transactions and some meaningful transaction work being won. Recent matters include Robert Bosch’s acquisition of the (Aleo) Solar, Anglo American’s transaction with Xstrata, Sinochem and Nufarm, New York Stock Exchange and DTC and a major stake builder in Facebook. We are cautiously optimistic that we’ll see improvement in these levels going forward over the course of 2009 and beyond.

As you saw from our press release, based on our strong performance in the first quarter, we are maintaining our revenue guidance for the year between $1.45 billion and $1.55 billion but are raising our earnings per share guidance to between $1.65 [sic] and $1.75 [sic].

With regard to restructuring, there is ample evidence of a robust market for some time to come. Moody’s recent analysis of speculative grade debt forecast continued increases in default rates to 12.8% by year end before peaking and returning to rates of around 6% over the course of the next year which are still high by any recent standards.

FTI CONSULTING

Moderator: Eric Boyrivon

08-04-09/7:30 am CT

Confirmation # 4123887

The European outlook is for a higher default rate at the peak and then a more gradual recovery than in the U.S. Another view is the Euler Hermes Global Insolvency Index which forecasts an increase in global insolvencies in 2010 compared to 2009. They forecast a slight decline in the U.S. next year but continued increases in the Euro zone countries.

More support for this view is the tremendous amount of low quality debt maturing over the next few years that will need to be refinanced in what can best be described as a sub-optimal credit and challenging credit market. A recent report by S&P finds that $141 billion of speculative grade debt issues will mature by the end of 2009 and another $162 billion will mature in 2010. This doesn’t include the highly levered debt detailed by the banks. These are bonds.

Maturity balloons still further in 2011 and 2012 when $266 billion and $253 billion respectively come due. Unless there is a significant involved improvement in both economic conditions and the availability of credit, those debtors will be challenged to refinance these maturities. Ultimately they will either restructure, default or they will be forced to sell to strategic buyers, all which will be business for FTI, which provides solutions in all these areas.

As I said earlier, the consumer economy remains very fragile and just as we did last year, we expect a second wave of bankruptcies rippling from bankruptcies that have already taken place in the automotive and also that are related to factors that come up in the economy in the third and fourth quarters.

Typically you have the back-to-school and holiday shopping seasons and you have large amount of debt maturing in the fourth quarter and these should be proved to be problematic for some people who will not be able to refinance at the levels at which they had incurred the debt. We see opportunities most prominently in retail, automotive, leisure and gaming, utility, energy, media and financial services. We are tracking those markets closely.

FTI CONSULTING

Moderator: Eric Boyrivon

08-04-09/7:30 am CT

Confirmation # 4123887

To sum up then, with these macro drivers behind us, plus the increased volume size and complexity of the assignments we are getting, we will carry our restructuring practices through 2010 and beyond. On the regulatory side, we are already seeing Federal agencies getting increased funding to pursue their mandates and these agencies are beginning to articulate their positions and to take action.

As an example, the Justice Department under Christine Varney has made it crystal clear that under the new administration attempts to take a much more intervention as policy towards anti-trust enforcement.

The Justice Department prominently withdrew the prior Section 2 report issued by the Department in September 2008 under the former administration, which more rigidly defines how abused competition within an industry. This is a dramatic reversal in policy and signifies that the current administration will not be favorably inclined towards defendants at anti-trust cases.

The Bush Administration did not file a single case against a dominant firm for violating the anti-monopoly law. By contrast in only a few short months, the current Department of Justice has already filed actions in the pharmaceutical, telecommunications and technology industries. This is real intangible evidence that a new sheriff is in town.

In the similar vein, we also expect the DoJ to take a more active role in the scrutiny of M&A transactions. Again during the Bush Administration, DoJ’s review of M&A activity was about half of what it was during the eight years to the prior four years. Even if the Obama Administration only reverts back to the average level of anti-trust review, this will present a significant increase in potential new work for FTI.

FTI CONSULTING

Moderator: Eric Boyrivon

08-04-09/7:30 am CT

Confirmation # 4123887

With the best team of competition economists in the industry, there is no one better positioned to advice clients through this more complex landscape and we will participate, we believe disproportionately in this climate.

After being chastised for missing major frauds, the SEC also continues to shake up the enforcement division. The Commission has received increased funding and the new fiscal year it will be staffing up to enhance its ability to police the financial services industry. There have been changes to existing laws that allow it a wider scope and there have already been a number of appointments of high-profile experienced criminal prosecutors to lead a more aggressive posture against wrong doers.

The increased enforcement activity will create work for our Forensic and Litigation and Technology segments. Beyond restructuring and litigation, another key driver of our business is activity around the capital markets where we have begun to see some signs of stability that indicate we are approaching the resolution of the fallout from the credit crisis.

While down compared to last year, on a sequential basis, the volume of M&A activity picked up slightly in the second quarter compared to the first quarter and there was even a market for IPOs. In the month of June there were eight IPOs globally compared to an average of two per month in the second half of 2008.

In Technology, we were busy as we said with M&A second request and believe these are perhaps, to borrow a phrase, the green shoots we are looking for to indicate the beginning of an upturn.

In short, these factors give us confidence that we are seeing the beginning of an extended demand that will prove positive for every segment of FTI. On the strength of all this, we are very confident in our outlook and are comfortable in raising our EPS guidance for this year to a range of $2.65 to $2.75.

FTI CONSULTING

Moderator: Eric Boyrivon

08-04-09/7:30 am CT

Confirmation # 4123887

In closing, I would reiterate the usual comment about our third quarter seasonality of our business. To those of you who follow us closely, you know that the summer is going to be bringing our new recruits from colleges and university and there is a learning curve while they get settled and become fully productive.

There is also the impact of summer time vacations, which is becoming a little more pronounced as we expand further outside the U.S. where the summer break is sacrosanct. Finally these seasonal dynamics could be exacerbated this year by investments we make to position ourselves for the upturn in the markets.

Given our marketplace, there may never be a better time for us to investment in our platform. We therefore expect to have strong year-over-year comparisons for the next two quarters but the fourth quarter is when we expect to expect to see the fruits of our investments. This will position us for a very strong 2010.

As we have said, FTI does well in the up cycles and well in the down cycles, but it does extremely well at the inflection points which we are beginning to see the beginning of when the drivers of that cycle that’s ending are continuing to operate at very high levels as the drivers of the new cycle are beginning to ramp up.

This was the case in early 2008 when all of the up cycle drivers such as capital markets activity, litigation and corporate communications were doing well while restructuring activity was only beginning to come on. We expect the flipside of this to occur in 2010 and we look forward to benefiting from that as it plays out.

FTI CONSULTING

Moderator: Eric Boyrivon

08-04-09/7:30 am CT

Confirmation # 4123887

With that, we’d be happy to address your questions.

Operator: Thank you. Ladies and gentlemen, if you do have a question or a comment, please signal at this time by pressing star then 1 on your telephone keypad. Once again, that’s star 1 for any questions or comments.

We will hear first from Andrew Fones of UBS.

Andrew Fones: Yes. Thanks. Just in light of, you know, recent announcements from your peer group, I was wondering if you have take a look at your accounting for acquisition in earn-outs and how comfortable you feel about that? Thanks.

Jack Dunn: Yes. We have reexamined our accounting treatments, reviewed it with our outside advisors. And again we believe we account for earn-outs in according with GAAP.

Andrew Fones: Okay. Thanks. And then in terms of your bankruptcy business, I was wondering if you could just update us on the rate of a new business wins there? Thanks.

Jack Dunn: Yeah. Just for some simple statistics, in corporate finance in general, the second quarter the number of new matters opened was 224 versus 202 last year and it was 224 versus 214 in the first quarter of 2009.

Now what’s interesting in that statistic as we talked about last time was the mix of matters. As compared to last year, we had 23 bankruptcy matters compared to 15 and we had 23 compared to 28 in the first quarter, so relative flat.

You would always expect more in the first quarter because seasonally that’s when people get their order to financials and that’s where retailers get the results at (yearend). So that’s a very strong number. And out of non-bankruptcy restructuring, we had 62 in the second quarter this year versus 31 last year and we had 62 versus 78 in the first quarter. Again very strong.

FTI CONSULTING

Moderator: Eric Boyrivon

08-04-09/7:30 am CT

Confirmation # 4123887

What’s also interesting is that our TAS practice, our transaction and support practice also has started to pick up a little bit, where its number of cases looked very strong and it was 69 in the second quarter versus 50 in the first quarter. So we are seeing some pickup there as again perhaps some - we’re seeing a little bit of M&A activity.

Andrew Fones: Okay. Thanks and then just one final one. In terms of utilization, you mentioned in Economic Consulting, it was down a little bit sequentially on the headcount additions. But could you comment in terms of Forensic and Litigation and also the Corporate Finance Group, how much of that decline was seasonality and kind of how we trended through the quarter and perhaps, you know, where you ended the quarter, what we might anticipate for Q3? Thanks.

Jack Dunn: I think I got a little bit of - I think what we mentioned was FLC was down slightly in headcount by about nine people from last year and in that - but in that is the fact that probably they have repositioned about 60 or so people from being generalist into a more specialty practices.

Dennis Shaughnessy: Yeah. I think in restructuring they are actually ahead of their hiring plan, you know, for the year in the first half and I think the minor difference year-over-year, you know, really is just simply driven or for the six months anyway is simply driven by new people coming on board.

So we’ve been - as you can imagine Andrew, in this environment, we’ve been a very attractive place to, you know, interview with and so we’re trying to be very aggressive when we see the right kind of people to bring them in, you know, even that accelerates the hiring, you know, faster than when they have programmed it over the whole higher.

FTI CONSULTING

Moderator: Eric Boyrivon

08-04-09/7:30 am CT

Confirmation # 4123887

Dom DiNapoli: Andrew, one thing that you need to look at is the actual chargeable hours and notwithstanding utilizations being down because in the headcount as Dennis mentioned, hours are up and revenues are up.

Andrew Fones: Thank you.

Operator: We will move next to Tim McHugh of William Blair.

Tim McHugh: Yes. Wanted to touch on the Technology business. You gave a good explanation of why, you know, the margins there improved. And I think in the past you have cautioned us against assuming a 40% margin was sustainable there though. Given the changes you’ve made, is that - is that, you know, a potentially sustainable level now or would you caution us to expect a pullback again?

Jack Dunn: I would always caution against normalizing a profit margin that is 40% in a business where the standard for software as a service and all would be more in the 30s, low 30s. So it was an exceptional performance. It had a number of drivers in there. And as we ramp up, we will be needing to invest in more people and things there. So I would think that that would not be necessarily the normalized margin.

Jorge Celaya: And we have indicated - this is Jorge. We’ve indicated that the Tech Group will be between the 32% to high 30% to 40% EBITDA margins. One quarter is not, obviously going to make the answer. It’s just part of what you’re going to see. They tend to have some quarters large cases that they may ramp up whether it’s their consulting practice that’s ramping up or data gathering on a particular large case and that’s going to make the margins go up and down.

Tim McHugh: Okay. And then another margin question was the communications segment, given the headcount reductions you had taken last quarter. I know you had hoped for some expense savings there, but yet the margins or the EBITDA seemed relatively flat even though revenue improved. Any more color there?

FTI CONSULTING

Moderator: Eric Boyrivon

08-04-09/7:30 am CT

Confirmation # 4123887

Jack Dunn: A little bit. There is - this is one of the intricacies of becoming a global company when you have headcount reductions for example outside the U.S. specifically and the U.K., people have a right to basically get a stay of their termination for a couple of months. So we have not seen quite the full effects of the headcount reductions we’ve done there. But I think realistically when you look at it it’s the level of activity.

We think this is a great business. We think as we have said, we’re beginning to see the signs where we can more fully deploy them and so we don’t want to lose any more people. And in fact, we are in the market hopefully pickup great people that might become available because they’re not happy where they are. So we would be investing in this business for that inflection point that we have talked. We see a lot of promise for this business.

Tim McHugh: Okay. Thank you.

Operator: Our next question comes from Arnie Ursaner of CJS Securities.

Arnie Ursaner: Hi. Good morning. Want to focus again on the Technology segment. You mentioned you had particularly strong software sales in the quarter. Can you give us any better feel for how that may have impacted margin?

David Bannister: Yeah. Arnie, it’s Dave Bannister. The comment was specifically directed to the year-over-year results, where last year, of course, we did not have Attenex as part of the software offering in the quarter, whereas this year we did. So software sales as a percentage of the total revenue are up and that really explained part of the margin because they carry a very high incremental margin.

FTI CONSULTING

Moderator: Eric Boyrivon

08-04-09/7:30 am CT

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Dennis Shaughnessy: And Arnie, it is Dennis. You know, we’re just now beginning to feel the benefits of integrating the two platforms. So the first quarter, you know, we obviously spent a lot of time, you know, introducing the integrated product out into the marketplace and the second quarter was really the first opportunity to get some sell through.

Arnie Ursaner: Okay. And a more general question, were there any unusual one-time programs that ramped through in any of your segments that you particularly would like to highlight?

Jorge Celaya: Well, I believe - this is Jorge. I believe we highlighted in the Tech segment we had high activity in the second request.

Dennis Shaughnessy: It wasn’t one - it wasn’t one - it wasn’t one large job. It was numerous second requests. And again, I think where we’re seeing a lot of activity for them and we’ll see it in the second half is as the government makes inquiries on a regulatory basis, so not even on an M&A, there is a massive document production that’s required and of course this is the power alley of this group especially where it’s global and it’s complex. And we would expect them to get more business, you know, that’s linked to the regulation, you know, towards the end of the year.

Jack Dunn: Yeah. I’m harking back to restructuring where for about three quarters we explained away at success, but this is reminiscent of what used to be business as usual in terms of the second request because we are seeing our case files build up and when we talk to M&A lawyers in the industry who are our good clients, they are seeing a definite pickup in M&A strategic and, you know, financial M&A activity picking up.

Dom DiNapoli: And that addition to the work that the Technology practice is doing with the forensic practice on the large litigations that we mentioned earlier.

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Arnie Ursaner: Yeah. I want to stay on it one more moment if I can. You obviously are guiding - you know, Jorge mentioned, you’ve talked about 32% to 40% margins and I’m trying to understand the factors that would cause it to drift lower in the next few quarters. Obviously one would be significant R&D expenditures. Can you quantify or give us a sense of what you spent in the quarter and how much we should expect and how long it would continue?

Jorge Celaya: In the quarter, we spent approximately $5 million compared to approximately $2 million and change last year, Arnie. So close to a doubling.

Dennis Shaughnessy: And Arnie, it’s Dennis. I think that’s going to be steady state for right now because we’re actually looking at, you know, releases that’ll be coming out of this R&D starting, you know, at the end of this year. So we would keep that spend up certainly through the end of the year.

Arnie Ursaner: Final question from me, the Fraud Enforcement and Recovery Act was passed on May 20 and it seems to give not only dramatically more funding but also expands the liability to people that make false claims or statements. It would seem to me that that could cause a dramatic change in a number of your businesses. What are you seeing now and when do you actually think we may see some more significant impact on your business looking forward?

Jack Dunn: Well you see a couple of things. You see, first of all, the potential for more enforcement. It’ll take a little bit for that to be thoroughly digested and to get under way. You also see clients undertaking self-assessments of things, which I think is, you know, another area of business for us where we’ve seen just again the beginnings of people.

But I don’t think certainly to say that that has been fully implemented or that’s full impact. I don’t know. You’re having congressional hearings and things now that will, you know, pick out the targets for those things.

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Arnie Ursaner: Thank you very much. Great quarter.

Jack Dunn: Thank you.

Operator: Deutsche Bank’s Paul Ginocchio has our next question.

Paul Ginocchio: Thanks. I know that the Corporate Finance/Restructuring business is sometimes lumpy and I think back in the third quarter of ‘08, it was down Q on Q. But the last couple of quarters, on a quarter-on-quarter basis, you’ve been adding quite amount of - big amount of revenue which somewhat decelerated here into June. So kind of going back to the earlier question, should we anyway concern that the Q on Q growth rate in bankruptcy is down or how would you explain that? Thanks.

Jack Dunn: It’s hard for me to be concerned about that business right now. It has a tremendous continuing group of cases. We’ve been picked in every major case that comes along. There will be as I say, it does, there is a little bit of seasonality. You have tremendous activity in the first quarter. We had in fact tremendous activity in the second quarter. I wouldn’t take anything from the fact that it’s a few cases less in terms of restructuring bankruptcy.

In the third quarter, you know, there were literally hundreds of second and third tier audit suppliers that are in the $300 million to $1 billion range. They will begin to see the ripple effects. You’ll see the retailers are the ones who don’t survive the back-to-school shopping. So I just think you’re going to see it.

We had said all along we thought there would be another wave of this in the third quarter or beginning of the fourth quarter. So I think that - as I say, the margins were spectacular. The utilization was great. They’ll be bringing on - they’re probably of our hiring off people out of colleges and universities.

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They’ll be the largest hirers of those so they will have plenty of people to put to work. So we will be increasing the capacity. So as I say, I would not worry about that practice at this time.

Paul Ginocchio: And similar to last year, should we expect revenues to be down Q on Q into the third quarter in this division?

Jack Dunn: You know, as we - as you know, historically, we don’t give quarterly guidance. We certainly are not giving guidance by segments and we can only point to you to some of the historic seasonality.

Paul Ginocchio: Okay. Great. Maybe just a final one on the corporate expenses. They’re basically not growing year-on-year. Is that what we should expect going forward?

Jack Dunn: You know, again, not to speak quarterly, but just to give you a general sense. The SG&A - let’s talk SG&A in total. So far for the rest of this year, as you know, we’ve been holding pretty tight control on that. We are still going to continue to invest in the marketing area.

You might see an up tic in SG&A likely in the third quarter, partly due to the marketing and of course we continue to expand globally. So you can’t expect the company of our size not to grow the SG&A in dollars, but we’re trying to, by the end of the year keep it pretty constant. Especially the fourth quarter should probably be as a percent of revenue pretty constant to where we are in the second quarter.

Dennis Shaughnessy: Yeah. I think we’re becoming large enough where we also are getting, you know, scale and operating efficiencies and we’re looking very hard at - you know, it’s not so much expense reduction, but it’s a slowdown in the growth of expense because you’re getting much more leverage, you know, off of the, you know, expense line.

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Paul Ginocchio: Thanks very much.

Operator: Jim Janesky of Stifel Nicolaus has our next question.

Jim Janesky: Yes. Good morning. A couple of questions. If we can go back to the, you know, where we are in the phase of Government investigations, I mean, outside of Economic Consulting, do you expect a lot of activity there? Is there, you know, anything that’s concrete or is it more anecdotal?

Jack Dunn: I think we would definitely exclude - you know, when our SEC investigations, practices, which is I think probably the largest cadre of former SEC practitioners outside the SEC is known and they have been very busy, and I would think they would get only more busy as the SEC becomes more enforcement oriented.

I would think that it would also impact, you know, across the board of in technology. Certainly a lot of these things tend to be investigations, integrity of investigations would involve heavy document review. It would involve - traditionally in the past it has involved our communications segment very, very heavily. People bring that in to make sure that they control their message to their constituency.

So I think, you know, what we believe is that going from a really dearth of any of that type of activity certainly since the last half of last year and probably since, you know, before that that should bode well for a number of our different practices.

Dennis Shaughnessy: The (serious) [sic] fraud office in London is certainly getting more active and our people are picking up business over there and we continue to get very large assignments on the continent that are related to foreign crop practice investigations either at the initiation of one of the governmental bodies or at the initiation of the boards either on a prophylactic basis or, you know, on a therapeutic basis.

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Jim Janesky: And what - how much of the activity would you attribute, you know, to your folks being international probably more than anybody else in the industry?

Dom DiNapoli: Well, you know, one of the benefits being international is a firm for a practice act creates a lot of large scale investigations that, you know, geographical reach is important to be able to execute those projects. So, you know, we’re being thought of a lot more frequently because of our global expansion and the practices that we’ve built in that we would have two or three years ago. (So that’s great).

Jack Dunn: Our intellectual capital and domain expertise in how to handle documents and discovery outside of the U.S. is really a showstopper. That is very much a differentiating factor that when they work hand and glove with our FLC folks, that’s a pretty tough combination to beat.

Dennis Shaughnessy: Now we have been told by large law firms and large clients that we would not have won, you know, certain engagements if we didn’t have a last model of execution in these respective countries where a lot of the inquiry has to take place.

Jim Janesky: Okay and now shifting a little bit to the momentum going into 2010, if we can talk about a little bit about your comfort there. Is it because of the second phase maybe of bankruptcy activity? You know, what type of backlog do you have that gives you that comfort of talking about the momentum going into 2010?

Dennis Shaughnessy: We have a great backlog obviously already here in the States and it continues to grow. And I think as Jack had mentioned, the end of the third quarter, tends to be another seasonal blip. So you start picking up business, one, as a result of people having bad third quarters on a cash generation. And then two, anticipating they’re going to default at the end of the year on their numbers and trying to get ahead of the curve. So just I think on a seasonal basis, we feel good about that.

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I think if you read the Financial Times yesterday, it talked about the $400 plus billion in structured finance that Jack had mentioned that’s sitting on the banks, you know, books in Europe and that, you know, the private equity companies are going to have to be very aggressive in trying to get that refinanced.

We just completed our first large assignment. It was a $4 billion credit to major banks and it’s ending up being debt-for-equity exchange. This is the first one. So we’ve got, you know - and if you if you believe the FTE numbers, then we have got $396 million left to try to help restructure. So I think our feeling is we’re very, very well positioned with a huge backlog here in the U.S. that we expect to even grow in the fourth quarter and, you know, move through next year.

We feel that Europe is now just beginning which is why we’ve been so aggressive in the last six months in trying to build that capability. And we are very pleased with the initial first six months results of our operations down in Latin America where we seem to be getting almost every major, you know, assignment that’s coming out.

So I just think it’s a combination of backlog and very big wins that are just starting, you know, in all honestly as Jack mentioned, Visteon and some of the others, we just started and there is a bunch and in all honestly that we can’t tell you about, you know, that we’re involved in. So I think that we feel good on the backlog, we feel good on the seasonal up tic and we feel especially bullish in 2010 on what Europe is going to give us in restructuring.

Jack Dunn: Yeah. There’s kind of an ugly trifecta lining up out there Jim, just to take one more minute. And when you think about the $400 billion of structured finance and then another $150 billion plus billion of bonds that are out there in Europe, those represent deals that were done at seven times (gearing).

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Those were very highly levered deals and the trifecta is you have those coming due, you have less - just physically think about the consolidation that’s taken place. You have less lenders out there and each one of those lenders in our experience is not willing to hold as much as they were a year ago. So you have literally not enough money in the world to refinance these deals.

So I think that means, you know, debt-for-equity swaps. It means restructuring. It means hardball. It means a lot of things. And that’s just - you know, I’m very excited about our presence in Germany. I’m very excited about the U.K. And as always, the, you know, leading restructuring practice in the U.S. is the thousand women that have been with us for the last seven or eight years. So I think we’re really well positioned for that.

Dom DiNapoli: There’s also - that could also lead to some crisis M&A deals to, you know, merge away out of a credit crisis. The other thing is when you look at commercial real estate, you know, rents are down, the rates are down, vacancies are up. That drives property value is down.

So when the owners need to refinance, they’re going to have a real problem getting the level of financing necessary to take out, you know, the existing facilities that are maturing over the next, you know, 6, 9, 12, 24 months.

Dennis Shaughnessy: Some of the healthiest REITs are our clients as you guys know and they have been, you know, raising money for a war chest. And in a conservation we had with one of the biggest ones in the country, he basically, you know, has told us he is going to be a buyer he thinks, you know, in the second half of 2010.

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So I guess it’s one man’s expert that you’re going to have some degree of capitulation pricing in 2010, which means we’ll see a lot of activity on that part of our restructuring practices as all this new money comes in at very, very attractive cap rates.

Jim Janesky: Okay. Thanks for that detail. Just as a final question, do you expect a lot of this work that technology type of revenues will accompany this type of work you’re talking about?

Dennis Shaughnessy: Well I think the Technology - the Technology business will certainly get a lot of, you know, work in - you know, as Dom said, where there’s M&A deals and especially given there would be more scrutiny even with a failing company doctor and standing behind the race on (detra), I think the Technology Group is going to be very prominent in producing a lot of that information.

I think where we see the biggest gains for Technology is probably going to be in response to the regulatory inquiry that’s going to happen not only here but in Europe. And we think they’ll be at the forefront of helping companies provide those responses.

Jim Janesky: Okay. Thank you.

Operator: Our next question comes from Tobey Sommer of SunTrust Robinson Humphrey.

Tobey Sommer: Thank you. First question has to do with your development of the FTI brand and maybe if you could speak to progress and efforts in that regard in the context of your goal of increasing your percentage of revenue internationally and maybe talking about the international opportunity in that context. Thanks.

Dennis Shaughnessy: I think, you know, we have been - we have been very aggressive in three areas in trying to build the brand. You know, one is clearly simply to gain, you know, mind share. We have

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conducted special symposium for thought leaders in the legal and financial community in Ireland, in the U.K. and in Brussels. We do that all the time here in the U.S. We partner often times with, you know, with, you know, normally a significant media partner and we will continue to do that.

We have been very aggressive in trying to gain thought leadership again and looking at a lot of the risk issues that are surrounding Asia and that’s been prominently centered with Steve Vickers. I think, you know, Steve is one of those popular guys that CNBC calls on to help them, you know, dissect a lot of things like that and I think it’s been great for our brand building out in Asia.

We clearly host and sponsor, you know, selective supporting events and obviously we are the main corporate sponsor of Padraig Harrington who has been a great spokesperson for us not only here in the States but especially in Europe.

We were prominently - a prominent advertiser all through the U.K., you know, the week leading up to the British Open and the week afterwards, we took advantage of the fact that he was the defending champion. We took advantage of the fact that again you have historically, you know, interesting buying opportunities for media.

And, you know, we will continue to do that, you know, through Europe, so it’ll be a - it’ll be a combination of traditional focused outreach, you know, sponsorship of, you know, intellectual capital type of events most likely, you know, again centered in Brussels and London. And then you’ll see a continued push, you know, to gain more recognition, you know, on the brand.

I think we have such great intellectual capital, you know, that is embedded, you know, across the 3,400 people that we have that, you know, we can do a better job of the actual PR part of it in getting these people out more prominently. We have created our own captive TV network which is really going to be a way for us on a push basis to use the Internet as a very cost effective way of pushing out, you know, to potential clients and intermediary the strength in intellectual capital that we have.

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We’ll be able to take topical, you know, challenges at the moment and be able to literally push to select, you know, groups of people over the Internet in a very cost efficient way. Our experts, you know, who can make an up-to-date commentary on it and give good background and we think it’ll be a, you know, viewed as a very valuable source of information by our - by our clients and potential clients.

Jack Dunn: Yeah. You know, the good news is that, you know, we’ve done the heavy lifting or lot of it - the expensive stuff and the name recognition that really to establish a beachhead. The stuff that Dennis is talking about, the PR stuff is very exciting because first of all, through FD and our strategic communications segment, we have some of the leaders in being able to mastermind those campaigns and the second thing is they don’t cost very much.

There are situations where media outlets, et cetera are hungry for the insight that our people would have. So our ability to establish ourselves and get named in the articles and all that is going to be great. So I’m very much looking forward to that over the next 18 months to seeing a real up tic in the, you know, not just seeing our billboards and seeing our hats, but in seeing our great professionals profiled in various media outlets.

Tobey Sommer: Thank you. And my last question relates to maybe you could give us some commentary on the hiring market as well as the M&A market given your building cash balance?

Dennis Shaughnessy: Hiring is, you know, I mean I think Jack said it in his speech. We are clearly a company of choice right now. We have had incredible success on the campus. We’d like to believe that a lot of that is clearly the opportunities that FTI offers, but we are not naïve to the fact that it’s a much better competitive environment right now as far as other people hiring.

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So we will be bringing in our largest ever-class of hires. We are finishing up, you know, probably our most successful internship program nationally. And, you know, clearly they represent, you know, sort of the next, you know, you know, group of hires. We’ll be making the offers to most of those people and we anticipate a high acceptance level they offer. Dom, any color?

Dom DiNapoli: And top of that, our turnover rate is very low. I can’t recall it being this low, it’s in the 11 and change level, which is historically as low as I’ve seen it for quite a while. So that’s a couple of good news. We’re able to retain our people plus we get an opportunity to hire some of the best talents out there, especially the accounting firms and many of our competitors are not hiring at the level that we are in.

Dennis Shaughnessy: On the M&A front, I don’t think any - we haven’t seen any change second quarter to first quarter. We are being shown a lot of transactions, some of them, you know, for a lot of reasons are under stress so, you know, buyer beware there. A lot of good companies that would be nice tuck-in acquisitions for us we’re staying close too.

But obviously, you know, these people, you know, understand, you know, the changes in market values and some of them are simply reluctant right now to sell their companies. So we’re just in some cases just staying close to each other, using them where it’s appropriate, work with us in some things. And, you know, a lot of our growth really has come through very large group hires.

Now this is, you know, to a certain extent because of the trauma that a lot of other people in the industry have been going through, but, you know, we’ve been able to bring in entire teams with full support in Canada, in Germany, in South America and yet that has the effect of an acquisition. It’s just structured differently. And then finally, we have been presented with very large opportunities.

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Obviously these in some cases, you know, require some strategic, you know, thought and expansion. Do we want at this stage, you know, to add another leg to the stool another division? I think we are very active in looking at those. There are some very attractive opportunities out there that can expand our portfolio.

And, you know, I think it’s totally not - you cannot predict when, you know, we and a potential partner might pull the trigger on a very large deal, but they’re certainly there and we are certainly being shown them. Hello?

Operator: Did you have anything further, sir?

Tobey Sommer: No. Thank you very much.

Operator: We will move to our next question, which will come from David Gold of Sidoti.

David Gold: Hi. Good morning.

Male: Morning.

Dennis Shaughnessy: Hey David.

David Gold: A couple of questions for you. One, just a follow-up. Hiring fronts, presumably - I mean obviously some of those folks or many of them go to restructuring practice. Where else might you be thinking to fill out?

Dennis Shaughnessy: Well, we have been aggressively hiring in ECON.

Male: ((inaudible)).

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Dennis Shaughnessy: Yeah. I think we’ve been bringing these big economists in and then you have to staff up underneath of them. And so that has been one big focus for us not only here but in Europe. You know, clearly we have - we have been going through a significant change in FLC. The numbers of FLC don’t show a big headcount growth but there has been significant, you know, change in the type of person that we could bring into FLC.

We’ve put a much more premium on domain expertise and specialization rather than generalists. So if you sort of track people in-flows and out-flows and there you would be seeing over the last 18 months a concerted movement to move into the specialized areas away from the general areas. That has resulted in some people leaving but it’s also resulted in us aggressively hiring in those areas.

I think clearly you would see us continue to be aggressive in the developing world as we build out our platforms. So that’s South America we are hiring aggressively, in Asia and the Middle East, you know, we’ve been, you know, hiring aggressively. So it will be sort of in those areas.

Jack Dunn: We will need people in Technology and in - as we said earlier, we think it’s a great time to be active in the communications, strategic communications area because there are some great people out there who for one reason or another may think it’s time to, you know, hitch their wagon to another star. So that’s - you know, we’re pretty - we are investors at this point. We are very bullish on that inflection point that’s coming and so we’ll put our money where our mouth is.

David Gold: Okay. And then part two, on restructuring. So margins there are pretty strong, yet obviously given some of the ads, your utilization leaves potentially some room to get into approach, let’s say historic peak levels. Is this is a good rate of margin to sort of expect to go forward or could it get better from here as utilization improves?

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Dom DiNapoli: You know, it could always get better. This is a reasonable margin. We’re very happy with this margin. But, you know, as we said earlier, we’ve added headcount. So we’ve got room to flex up to the extent, you know, the avalanche of the larger cases that need, you know, 10 to 50 people, you know, in short order to staff them arise. (I get) comfortable at these levels. These are very, very good levels but they can flex higher.

Jack Dunn: Yeah. And also keep in mind that part of the corporate finance segment is the SMG Group. And SMG at least in the short term is obviously has a freeze in the credit markets and therefore does not have a lot of transactional activity going on in the real estate area.

So that as it improves especially as we look towards 2010, that’s one of the things that we had mentioned earlier that, you know, could be a - good news for the overall corporate finance segment as we reported.

David Gold: Got you. And just one last - Dom, on the attrition, you mentioned 11% or so. Can you give a similar number for the MD level, sorry, for the MD level or if you have for the senior level?

Dom DiNapoli: We don’t break it out. We’ve got a very low attrition rate at the - at the SMD level. You know, the people we lose are often some of the lower performers and, you know, we work with them on finding a more reasonable place for them to be gainfully employed. You know what I mean?

Since we - you know, we don’t lose many senior people. Over the years, you know, if we’ve lost two or three that, you know, we really wanted to see if that we would be a lot. We’ve got a significant number of high performers and, you know, at this point, even losing a super star or two wouldn’t cause us to change our budget.

David Gold: Got you. Perfect. Thank you.

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Jack Dunn: Thank you.

Operator: Our next question comes from Kevane Wong of JMP Securities.

Kevane Wong: Hey guys. How you’re doing? So just a few things. First to beat the Corporate Finance/Restructuring segment horse a little bit more on the buildups here on work. Just trying to get a little since on the ramp. I mean obviously you have talked a lot of business. You had a little seasonality impact on the quarter.

Do you feel like with the case that you have that even with just what’s already active that you have sort of a buildup element that happens on these cases? You got them. There’s a certain amount of work that it takes a while to sort of all chugging or they - or are these things really just they hit sort of from the ground running and then it’s simply a matter of the flow of cases and there is a little bit of a seasonality this quarter?

Dom DiNapoli: I think there’s still room for build some of those larger cases that we’re in. There’s always seasonality in the third quarter. I think that tampered a little bit with the fact that we do have some large cases that will carry us through the quarter.

Kevane Wong: Right.

Dom DiNapoli: In the third quarter, you don’t usually have a lot of new cases. We have all have as many cases happening fourth quarter, and that tracks with our, you know, performances historically has always been a bigger quarter. You’ve got all the new people hired, getting started, third quarter there. They’re in training. There aren’t a lot of new restructuring cases or big litigations going on. They’re - because of the holiday and vacation schedules.

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So third quarter is you know always challenged by those things but, you know, we’re pretty comfortable that for the balance of the year is our estimate and a few engagements we see on the horizon that, you know, we’ll able to meet those numbers.

Dennis Shaughnessy: Some engagements might change their character too. We’re in a lot of things in Europe and here in the states where we’re advising one side or the other on something. If it, you know, if it takes a take different course and has to move into a formal restructuring, you know, then the amount of work those teams might be required to do would be exponentially higher.

Kevane Wong: Got you. And I guess maybe it’s sort of a broader longer-term cases, do you also feel like in that space, it’s, you know, we’re still aggressively ramping up on sort of the longer-term situations simply because you are talking about the sort of second wave in Europe, et cetera that you see coming or is it plateauing or, you know, just a little of the broader sort of picture on where that space is?

Dom DiNapoli: Historically, you know, Europe follows the United States six to nine months. So, you know, we believe there - that is still ramping up. But, you know, as Jack laid out some of the maturity of the (speculative) grade bonds that are going to occur 2009, 2010 and into 2011. That should create a significant amount of new opportunities for us.

And unless there is a - you know, the flood gate opens with respect to liquidity, liquidity if we don’t see where it’s going to come from at the levels needed. We think we’re going to continue to be busy at least for the next, you know, 18 to 24 months on the restructuring front.

Kevane Wong: Got you. And then I’ll just do a couple of quick ones here and I’ll let to the next person. Looking at strategic communications, maybe I’ll just pick on this one here, you know, the - obviously it’s been a tough space.

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Do you feel like that’s sort of that in the bottom at this point and should start to improve? You talked obviously a little about some M&A looking to pick up, but it’s been a long transition and things are still pretty tough there. Where do you feel that is as far as the cycle?

Jack Dunn: The people in the business believe that they maybe seeing the bottom based on their experience in past cycles. There are the number of M&A transactions I mentioned. There are the IPOs. As, you know, they’ve done a great job of actually picking up with the non-discretionary side of the business, which is more of the strategic message crafting when there is some kind of the crisis or something like that. So I think they are beginning to believe that they could have seen the bottom. That it might bounce there a little while, but that’s what they think.

Kevane Wong: And if that’s the case, will you expect margins to also commensurately start to pick up at some point as that picks up?

Jack Dunn: Yeah. I think - I think as I said, there’s a tiny bit of pick up from the headcount management that they did in the first quarter that would maybe come in. But that will depend on volume picking up and that’s pure and simple. We would like to not take any further headcount actions there because as I say, this is an investment and it will come back. I can’t guarantee the day, but it will.

Kevane Wong: Got you. Okay. (A but more) but I’ll wait for later. Thanks.

Operator: Our next question comes from Scott Schneeberger of Oppenheimer.

Scott Schneeberger: Thanks. Good morning. Could you refresh as just in the restructuring in FLC in economic consulting, those three segments, pricing, are we seeing because the billable, average billable rate increased nicely. Are we seeing - is it just you passing through price or is it working on higher price point, more of a mix element? If you could just elaborate on that please.

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Moderator: Eric Boyrivon

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Confirmation # 4123887

Dom DiNapoli: Well, you know, we do raise our prices and our rates annually, you know, to meet the market. You know, in restructuring sometimes it’s dependent upon, you know, (success) fees that we get that average up the hourly rates when you divide the revenues by the total hours.

But, you know, we don’t see a lot of pricing pressure certainly in corporate finance and we don’t see a lot of pricing pressure in FLC also. I mean we’re competitively priced. Certainly there will be situations that are not the norm. But generally speaking, neither of those practices are extremely price sensitive. It’s more important to get the top people on the case as quickly as possible to get the best result.

Scott Schneeberger: Thanks. And with regard to - you had mentioned earlier a question on acquisitions, you know, have been quite in the first quarter and mentioned a few buyer beware things that you had looked and monitoring some tuck-ins. Should we expect a very active M&A second half or might we see use of your big cash stockpile in another form, perhaps repurchases?

Dennis Shaughnessy: You know, clearly, if we thought the stock was the best investment for us at the time we will be looking at that since we not only see the cash where it is today, it’s going to increase, you know, significantly over the next two quarters given the anticipated performance.

As I said, I think we’re being presented a wide variety of opportunities. You know, some of they are in different stages. Some of them we don’t have agreement on price. And, you know, we’re discussing it actively with people. And as far as the large wins are concerned, again these are - it is in the deal itself, it’s the strategy that’s the important part of it.

So you have to make sure before we pull the trigger on one of those that we are very, very comfortable with the strategy just like we were moving aggressively in the communications which has paid off extremely well for us over the last four years since we’ve owned the company.

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Moderator: Eric Boyrivon

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Confirmation # 4123887

And I think in looking at these big deals, it’s a strategic decision, not a deal decision. So it’s unpredictable how they would hit. I think you would probably see us, you know, certainly closing some transactions in different parts of the world that we went on, but they’d be smaller.

Scott Schneeberger: Great. Thanks.

Operator: Moving next to Joseph Foresi of Janney Montgomery Scott.

Joseph Foresi: Hi guys. Question here just on sort of the general pick up in litigation and SEC work. Wonder if you could talk about, you know, the bankruptcies movement into general pickup. You know, the tail in bankruptcy and how that might coincide with a general pickup and litigation and anything you’re seeing on that particular front.

Dom DiNapoli: Well, you know, a typical bankruptcy, you know, we’ve always said, it’s approximately 18 months, 24 months. Recent cases, the larger ones with Government intervention have been a lot smaller, a lot shorter. However, you know, there’s the trust or the residual assets that will take several years to liquidate to ultimately payout the creditors and that creates a different type of work whereas not the classic restructuring work.

But I mean it’s really it’s the change in the economic condition of the world that will dictate when the litigation business will really pickup and the restructuring business will wind down. And as you know, we build and are continuing to build a TAS practice which is the M&A diligence side of the corporate finance practice to pickup ground where the restructuring may quiet down and that should dovetail along with the increase in the forensic litigation activity when those investigations pick up.

Jack Dunn: Was your question about the litigation that normally follows the bankruptcy?

FTI CONSULTING

Moderator: Eric Boyrivon

08-04-09/7:30 am CT

Confirmation # 4123887

Joseph Foresi: No. I was just - it’s more towards the general litigation trends and I think you guys pretty much answered that just as far as the SEC getting active and stuff like that.

Dom DiNapoli: There are a lot of empty seats at the SEC and the, you know the various regulatory agencies that once filled hopefully that will, you know, create the bodies needed to bring the actions that we keep hearing are, you know, in the pipeline to be brought.

Operator: And do you have anything further, sir?

,

Our next question comes from Sean Jackson of Avondale Partners.

Sean Jackson: Hi. Good morning. Can you talk about the, you know, Madoff and Stanford cases, how long a tail do those cases have and what’s your expectation when they significantly roll off that you can I guess supplement those with other business?

Dennis Shaughnessy: I can’t - we can’t talk about the internals of the case for obvious reasons. As you can see from the public announcements, the trustee in Madoff is moving into a recapture of funds set of activities. He’s been very aggressive with our assistance and doing that. It’s in a combination of a claw back type of activity and people have received distributions and then actions against the feeder funds and fund to funds for a wide variety of reasons and that’s moving along at a good clip.

It’s not going to mature for a while. A lot of these cases have simply been, you know, filed recently. As in all these things, there’s negotiations, there’s settlements and there’ll be litigation. So it’s pretty difficult to predict how that’s going to go except to say that’s extremely active.

I think in Stanford, Stanford will change its character. It’s been predominantly in investigation on behalf of the SEC. Now the Justice Department is in there and it’s moving towards, you know, criminal activities. And again it’s very difficult to predict these things because part of it will be determined by the pace that they want to assume.

FTI CONSULTING

Moderator: Eric Boyrivon

08-04-09/7:30 am CT

Confirmation # 4123887

Sean Jackson: Okay. Is it safe to assume that the peak of the revenue contribution from these has already hit or is it pretty steady through the rest of the year?

Dennis Shaughnessy: Well, you know, in all these things where - when the Technology Group is involved which tends to be in the very beginning where you are grabbing hold of documents, it’s an intense amount of effort. So, you know, in a lot of these instances, what you do is you have a huge spike. You know, you have the hours burning off, you know. And then, you know, you plateau on a more of a steady state.

I think in Madoff, you know, clearly we’ve been, you know, more in a steady state but in a rising curve. In Stanford, you know, I think, you know, we would be in the decline, you know, to steady state mode. And a lot of that’s going to be driven by what Justice does.

Sean Jackson: Okay. ((Inaudible)), can you comment on the international revenue that you have. What percent of it - what percent is it of it of the entire business and what’s your expectations say for the...

Dennis Shaughnessy: That’s about 17% to 18% in actual terms and, you know, probably it would be, you know, higher in constant currency. Our goal would be by 2012 that number would be in the 30s.

Sean Jackson: Okay. All right. Thank you.

Operator: And our final question will come from Robert W. Baird’s Dan Leben.

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Moderator: Eric Boyrivon

08-04-09/7:30 am CT

Confirmation # 4123887

Dan Leben: Yeah. Great. Just one real quick one from me. Just help us think about the regulatory engagements when the budgets get approved and comes around the new government fiscal year. How long does it take before you guys start seeing business flows and new engagements from that?

Dennis Shaughnessy: Well we’re already seeing some. Certainly as Jack said, you know, we’re seeing business in the Tech sector. We’re seeing business in big pharma. You know, that’s related to potential anti-trust issues. So that’s already, so we are in the discovery, you know, preparation of document phase there to respond to subpoenas.

And depending on how some of those, you know, mature, then you might have, you know, some aggressive activity back and forth, you know, in response, you know, to the regulator’s inquiry. So that may try to go into enforcement, you know, for something that could lead to trials.

So I mean I think without a doubt as we are manning up, you’re going to see more and more of the subpoenas hit and you’re going to see a more demand for us to assist companies in responding to them.

Dan Leben: Great. Thanks guys.

Operator: With no further questions, I will turn the conference back over to management for closing remarks.

Jack Dunn: Great. Again, I would like to thank everybody for being with us and we look forward to speaking to you after our next quarter.

Operator: That does conclude the conference today. Thank you all for your participation.

END